UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 2, 2023

Date of Report (Date of earliest event reported)

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ	85706
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	HTGM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

First-Half 2023 Corporate Goals

Our named executive officers are eligible to receive annual performance-based bonuses pursuant to their letter agreements with us. The annual performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve corporate goals that our Board of Directors (the "Board") establishes each year. Following the end of each year, the Board reviews our performance against each corporate goal and determines the extent to which we achieved each of our corporate goals.

On February 2, 2023, the Board adopted first-half 2023 corporate goals for purposes of determining the eligibility of our named executive officers to receive performance-based bonuses for 2023. The Board anticipates adopting the second-half 2023 corporate goals mid-year. The first-half goals are expected to be weighted at approximately 50% of all 2023 corporate goals. The first-half corporate goals relate to the following categories: financial goals, including profiling revenue and cash management, and a drug discovery business development goal.

Certain of the corporate goals contain minimum achievement levels that must be satisfied in order to earn the portion of the bonus attributable to such goal, but there is no aggregate minimum percentage of corporate goals that must be achieved in order to earn a bonus. No specific individual goals were established for any of the named executive officers for the first half of 2023.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: February 3, 2023	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
SVP and Chief Financial Officer